Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-159791-01

Sequoia Mortgage Funding, Inc. (the “depositor”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

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On January 12, 2012, National Mortgage News published an article titled “Redwood Readies First Jumbo Deal of 2012.”  The article included the following text:

"Our investor-friendly governance and structures have set the bar for private-label securitizations going forward," said Brett Nicholas, executive vice president and chief operating and investment officer at Redwood Trust. "The performance of these past three deals has been excellent and no one's missed a payment. There are no delinquencies or losses."

The statements attributed to Mr. Nicholas were made on December 1, 2011, at a conference for equity investors, and were not made nor intended to be made available to investors in mortgage pass-through certificates issued by Sequoia Mortgage Trust 2012-1 or other trusts sponsored by affiliates of Redwood Trust, Inc.

While certain changes have been made in the governance mechanisms and structures of the trusts sponsored by affiliates of Redwood Trust, Inc. that have issued mortgage pass-through certificates in the last two years, prospective investors in the certificates to be issued by Sequoia Mortgage Trust 2012-1 should read the applicable prospectus and related prospectus supplement and consider carefully all of the risk factors included in those documents before investing.

In addition, while at the time of the statement made by Mr. Nicholas there were no delinquencies of 30 days or more on the mortgage loans included in the transactions to which he referred, as of December 27, 2011 (which is the date of the December 2011 remittance reports) one mortgage loan in each of the SEMT 2010-H1 and SEMT 2011-1 securitization transactions was reported as 30 days delinquent.  Moreover, historical delinquency and loss information for securitizations sponsored by affiliates of Redwood Trust, Inc. will be included in static pool data to be incorporated by reference in the prospectus supplement for Sequoia Mortgage Trust 2012-1.  Such historical delinquency and loss information may not be indicative of how mortgage loans included in the Sequoia Mortgage Trust 2012-1 transaction may perform in the future.